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                                                                      PROSPECTUS

                           BEVERLY ENTERPRISES, INC.

                     Offer to Exchange All Our Outstanding
                          9 5/8% Senior Notes due 2009
                    $200,000,000 aggregate principal amount
                  In Exchange for 9 5/8% Senior Notes Due 2009
          Which Have Been Registered Under the Securities Act of 1933

     We are offering to exchange all of our outstanding 9 5/8% Senior Notes due 2009, which we refer to as the old notes, for our registered 9 5/8% Senior Notes due 2009, which we refer to as the new notes. We refer to the old notes and new notes collectively as the notes. We issued the old notes on April 25, 2001. The terms of the new notes are identical to the terms of the old notes except that we will register the new notes under the Securities Act of 1933.

* PLEASE CONSIDER THE FOLLOWING:
------------------------------------------------------
- You should carefully review the Risk Factors beginning on page 18 of this prospectus.
- Our offer to exchange the old notes for the new notes will be open until 5:00 p.m., New York City time, on September 12, 2001, unless we extend the offer.
- You should carefully review the procedures for tendering the old notes beginning on page 10 of this prospectus.
- If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.
- No public market currently exists for the notes. We do not intend to list the new notes on any securities exchange and, therefore we do not anticipate that an active public market will develop for the new notes.
INFORMATION ABOUT THE NOTES:
- The notes will mature on April 15, 2009.
- Interest on the notes will accrue from April 25, 2001.
- We will pay interest on the notes semi-annually on April 15 and October 15 of each year beginning October 15, 2001, at the rate of 9 5/8% per year.
- We may redeem some or all of the notes at any time. The redemption price is described beginning on page 13.
- The notes will be guaranteed on a senior unsecured basis by substantially all of our existing and future subsidiaries.
- These guarantees will be senior obligations of our subsidiary guarantors. If we fail to make payments on the notes, our subsidiary guarantors must make them instead.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE DATE OF THIS PROSPECTUS IS AUGUST 15, 2001
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     IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

     EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT IN CONNECTION WITH THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IF IT RESELLS THOSE NEW NOTES. THE TRANSMITTAL LETTER STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD ENDING ON THE EARLIER OF:

     - 180 days after the date of this prospectus; or

     - the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities,

WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
Documents Incorporated By Reference.........................    3
Forward-Looking Statements..................................    4
Prospectus Summary..........................................    6
Risk Factors................................................   18
Use Of Proceeds.............................................   25
Capitalization..............................................   26
Selected Historical Consolidated Financial Data.............   27
The Exchange Offer..........................................   29
The New Notes...............................................   38
Description Of Certain Indebtedness.........................   52
United States Federal Income Tax Considerations.............   53
Plan Of Distribution........................................   54
Legal Matters...............................................   54
Experts.....................................................   54
Glossary....................................................   55

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                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the following SEC public reference room:

                                  Judiciary Plaza, Room 1024
                                    450 Fifth Street, N.W.
                                    Washington, D.C. 20549

     You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement on Form S-4 we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Beverly Enterprises, Inc., One Thousand Beverly Way, Fort Smith, Arkansas, 72919, Attention: Legal Department, or call (501) 201-2000 and ask to speak to someone in our legal department. IN ADDITION, TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION YOU REQUEST, YOU MUST SUBMIT YOUR REQUEST NO LATER THAN SEPTEMBER 5, 2001, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE THE EXCHANGE OFFER EXPIRES.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000, which we filed with the SEC on March 30, 2001;

     - Our proxy statement for the annual stockholders' meeting held on May 24, 2001, which we filed with the SEC on April 9, 2001;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, which we filed with the SEC on May 15, 2001 and August 8, 2001 respectively; and

     - Our Current Reports on Form 8-K, which we filed with the SEC on June 14, 2001 and June 18, 2001.

     We will provide to you, at no charge, a copy of the documents we incorporate by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number: One Thousand Beverly Way, Fort Smith, Arkansas, 72919,
Attention: Legal Department. Our telephone number is: (501) 201-2000. To obtain timely delivery of any information you request, you must submit your request no later than September 5, 2001, which is five business days before the date the exchange offer expires.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements in this prospectus by using words or phrases such as "anticipate," "believe," "contemplate," "continue," "estimate," "expect," "intend," "may," "objective," "plan," "predict," "potential," "project," "should," and "will" and similar words or phrases, or the negative of those words or phrases.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

     - national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials;

     - the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations; and regulators', law enforcement agencies' and courts' interpretations thereof;

     -  changes in payment levels by private payors;

     - changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the U.S. government and its fiscal intermediaries and any changes in the timing or receipt of Medicare, Medicaid and other payments;

     - liabilities and other claims asserted against us, including patient care liabilities (including any increases in the frequency or severity of patient care liabilities claims in Florida or elsewhere), and the resolution of various securities laws class action and derivative lawsuits brought against us;

     -  our ability to execute our strategic plan;

     - our ability to consummate a divestiture transaction (and the terms of any such transaction) with respect to our Florida nursing home operations;

     -  our ability to refinance debt obligations;

     -  our ability to attract and retain qualified personnel;

     - the availability and terms of capital to fund acquisitions, capital improvements and working capital;

     -  the competitive environment in which we operate;

     -  the availability and cost of liability insurance coverage;

     -  our ability to maintain and increase census levels; and

     -  demographic changes.

     Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations with regard to these statements or any change in events, conditions or circumstances on which any such statement is based. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above.
                            ------------------------
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                            INDUSTRY AND MARKET DATA

     In this prospectus we rely on and refer to information and statistics regarding the health care industry. We obtained this information and statistics from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.
                            ------------------------

                             INTELLECTUAL PROPERTY

     We own or have rights to various trademarks, copyrights, service marks and tradenames used in our business, including the following: Beverly(R), Aegis Therapies(SM) and Matrix Rehabilitation(R).

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                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus.

     In this prospectus, "Company," "Beverly Enterprises," "we," "our," and "us" refer to Beverly Enterprises, Inc. and its subsidiaries.

                                    SUMMARY

COMPANY OVERVIEW

     We are one of the leading long-term health care providers and one of the largest operators of nursing facilities in the United States. We provide health care services through our nursing home facilities, assisted living centers, hospice and home care operations, outpatient therapy clinics and contract rehabilitation therapy services. As of March 31, 2001, we owned or operated 528 nursing home facilities with a total of 59,265 licensed beds, ranging in size from 20 to 355 licensed beds per facility. Our nursing home facilities are located in 29 states and the District of Columbia. We also operate 34 assisted living centers containing 1,132 units, 163 outpatient therapy clinics, and 58 hospice and home care centers. For the year ended December 31, 2000, we reported net operating revenues of $2.6 billion. On July 13, 2001, we signed an agreement for the sale of substantially all of our Florida nursing home operations, including 49 nursing home facilities, with a total of 6,129 licensed beds, and four assisted living centers, containing 315 units (the "Florida facilities") to NMC of Florida, LLC for $165 million in cash. The sale, which is subject to completion of lender and purchaser due diligence and other customary regulatory approvals, is expected to be completed in the fourth quarter of 2001. All applications for operating the Florida facilities have been filed with the State of Florida. We own one additional nursing home facility in Florida, which we intend to sell in a separate non-material transaction that is expected to close in the third quarter of 2001.

OPERATIONS AND SERVICES

     We recently reorganized into three operating segments: facilities-based eldercare operations, service-based health care operations and Matrix/Theraphysics.

     Our facilities-based eldercare operations, our largest operating segment, consists of our nursing home facilities and assisted living centers and accounted for approximately 92% of our net operating revenues in 2000. Our facilities-based eldercare operations provide residents with routine long-term care services, including daily nursing, dietary, social and recreational services. Our dedicated and skilled staff can also provide complex and intensive medical services to patients with higher acuity disorders outside the traditional acute care hospital setting. Additionally, we provide a full range of pharmacy services and medical supplies. Our assisted living centers are designed to provide residents with a greater degree of independence while still offering routine care services and, if required, medical care.

     Our service-based health care operations consists of contract rehabilitative therapy services, home care and hospice services and accounted for approximately 4% of our net operating revenues for 2000. Our contract rehabilitative therapy services, operated primarily under the brand name Aegis Therapies, offer recuperative assistance, such as occupational, physical and speech therapy, to ease and speed recovery from surgery, accidents and other disabling events. We provide contract rehabilitative therapy services in our nursing facilities and in facilities operated by other health care providers. Our home care services provide our clients with necessary periodic medical attention and daily living assistance, as well as medical equipment, medications and supplies, while allowing them to reside in their own homes. This is an increasingly popular way to provide for eldercare, offering patients a comfortable environment while ensuring that their medical needs can be met. Our hospice services provide palliative care for terminally ill patients. We provide hospice
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services within our nursing facilities, in facilities operated by other health care providers and in our clients' homes.

     Matrix/Theraphysics provides outpatient therapy services through its stand-alone clinics, as well as managed care advisory services. This segment accounted for approximately 4% of our net operating revenues in 2000.

INDUSTRY OVERVIEW

     According to the Health Care Financing Administration (the "HCFA"), total U.S. health care spending is estimated to grow at an annual average rate of 8.6% in 2001 and at an average annual rate of 7.1% from 2001 through 2010. By these estimates, health care expenditures will account for approximately $2.6 trillion, or 15.9%, of the total U.S. gross domestic product by 2010. The nursing home care segment of the U.S. health care industry encompasses a broad range of health care services provided in skilled nursing facilities, including traditional skilled nursing care and specialty medical services. Total revenues generated by the nursing home industry in 2000 were estimated at $96.2 billion and have grown at a compound annual growth rate of 4.8% from 1996 to 2000. According to HCFA, nursing home care industry revenues are projected to grow at an average annual rate of 6.7% from 2000 to 2010.

     According to Managed Care Digest, the long-term care industry is highly-fragmented and consisted of approximately 15,130 skilled nursing facilities and 1,707,234 nursing home beds at December 31, 1999. According to the United States Census Bureau, there are approximately 34.9 million people over the age of 65 in the U.S. and this number is expected to grow by 14.0% to
39.7 million by 2010. The fastest growing segment of the population is comprised of people over the age of 85. There are approximately 4.4 million people 85 years of age or older today and growth rates for this segment are expected to average 2.2% per year. We believe that demand for long-term care will continue to grow due to the growth in these segments of the population and cost-containment efforts by payors, which encourage shorter stays in acute care facilities.

     Throughout the 1990s, there were numerous initiatives on the federal and state levels to achieve comprehensive reforms affecting the payment for, and availability of, health care services. Aspects of these initiatives included changes in reimbursement regulations by HCFA and enhanced pressure to contain health care costs by Medicare, Medicaid and other payors. The passage of the Balanced Budget Act of 1997 ("1997 Act") was designed to reduce and control the rate of increase in Medicare expenditures for services rendered by various providers. Specifically, the 1997 Act eliminated the prior "cost-based" reimbursement system and implemented a prospective payment system ("PPS") that reimburses nursing home providers based on health care services required by various categories of patients. The implementation of the 1997 Act resulted in greater than expected reductions in Medicare reimbursement and created an extremely difficult operating environment for many long-term care, rehabilitative care and general health care providers. In 1999, Congress passed the Medicare, Medicaid and State Child Health Insurance Program ("SCHIP") Balanced Budget Refinement Act of 1999 ("BBRA 99") which restored a portion of the lost Medicare reimbursement resulting from the implementation of the 1997 Act. The 1997 Act required that for each year within a three-year phase-in period a facility would be reimbursed based upon a combination of percentages of the facility's specific base rate and the federal rate. In all subsequent years a facility would then be reimbursed based upon the full federal rates. Under BBRA 99, however, skilled nursing facilities received a 20% reimbursement increase for 15 service categories beginning in April 2000, a 4% across-the-board increase for both fiscal 2001 and 2002, and the option to elect to be reimbursed, beginning with the start of the facility's next cost report period, the full federal per diem rates rather than to continue with the three year phase-in mandated by the 1997 Act. Additionally, Congress passed the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act in December 2000 ("BIPA") which restored an additional $2.0 billion to the nursing home industry over a five-year period, with many of its key long-term care provisions becoming effective on April 1, 2001. In 2000, Medicare, Medicaid and private and other revenue constituted 21%, 53% and 26%, respectively, of our net operating revenues.

     As a result of the positive trends in the Medicare reimbursement environment over the past two years, we believe the outlook for the long-term health care industry has become more favorable for providers.

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BUSINESS STRATEGY

     We believe our extensive facility network, our ability to offer a broad range of high quality services and our experienced management team form a strong foundation which will enable us to enhance our status as one of the nation's leading long-term health care providers. Additionally, we believe the recently announced reorganization of our operations, as well as the promotion of William
R. Floyd to Chief Executive Officer, will facilitate the implementation of our business strategy and allow us to capitalize on favorable industry trends and changes to reimbursement rates.

     The primary components of our business strategy are:

     STREAMLINE OUR NURSING HOME PORTFOLIO. After an extensive review of our facilities-based eldercare operations, we have classified these operations into three divisions. Our first division encompasses those facilities that we believe offer the most attractive opportunities for growth and continued strong financial performance. This attractiveness is due in large measure to demographics, the applicable states' Medicaid reimbursement rates, and regulatory and legal environments. Our second division represents the facilities located in those states that, in our view, currently have a less favorable regulatory and legal environment. This group of facilities generally has had below-average financial performance. Our third division is comprised of our nursing home facilities and assisted living centers located in the State of Florida. We have recently developed and are in the process of implementing business strategies for each division that we believe will enable us to improve the utilization of our existing asset base and maximize each division's financial performance. For the first division, our objective is to increase occupancy and revenues, and improve our payor mix. For the second division, our objective is to improve overall operating performance within the current operating environment, primarily through cost control measures, implementing best practices and increasing management incentives. We intend to continue reviewing these strategies and classifications, based on future financial performance and other future events. We may, from time to time, dispose of, or close, certain of our facilities or exit from certain regions or states to further strengthen our long-term financial prospects. In that regard, we have recently undertaken to dispose of our Florida division primarily due to an unfavorable patient care liability environment in that state.

     EXPAND OUR SERVICE BUSINESSES. Because of our extensive experience in outpatient therapy services, contract rehabilitation therapy, hospice and home care, we believe we are well-positioned to meet the needs of a growing number of patients who prefer to have health care services provided on an as-needed/where-needed basis. For example, we believe that contract rehabilitation therapy is a rapidly growing industry with a high quality payor mix and is a service that we currently do not provide on a significant basis outside of our nursing home facilities. To improve our market position, we recently renamed our contract rehabilitation therapy business "Aegis Therapies" and we plan to hire more than 900 new full-time equivalent therapists in 2001. We believe our experience in contract rehabilitation therapy combined with a focused sales effort and expanded operations will enable us to significantly increase our contract rehabilitation therapy services revenue. By expanding and developing our service businesses, through internal growth and targeted acquisitions, we believe we will be able to take advantage of favorable market trends in this segment of our industry.

     FOCUS ON ELDERCARE INNOVATION. We are committed to being a leader in eldercare innovation. We have created a distinct, yet integrated, research and development function that is focused on developing new business strategies, products and services. This function will generate, screen, test and launch new products and services for the eldercare market, as well as identify and implement best practices for our operations. We have already seen initial success in the area of Alzheimer's care. Over the past two years we have designed and tested a prototype Alzheimer's care unit that we opened in 29 of our existing facilities. Since these units opened, the host facilities have experienced increased occupancy rates and improved payor mix. We intend to open over 40 additional Alzheimer's care units in our existing facilities during 2001.

     RE-ENGINEERING FOR IMPROVED PERFORMANCE. We have recently re-engineered our management structure and streamlined reporting relationships to increase control at the local level and increase overall accountability

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and, in certain circumstances, to eliminate non-critical positions. These changes are aimed at focusing our resources on five key drivers to our success:

     -  deliver quality care;

     -  increase occupancy/revenues;

     -  collect cash;

     -  influence public policy; and

     -  recruit, retain and develop quality people.

     We believe these changes, among others, will make the Company more effective in providing quality care to our patients and improving our financial performance.

RECENT DEVELOPMENTS

     On July 13, 2001, we signed an agreement for the sale of substantially all of our Florida nursing home operations, including 49 nursing home facilities, with a total of 6,129 licensed beds, and four assisted living centers, containing 315 units (the "Florida facilities") to NMC of Florida, LLC for $165 million in cash. The sale, which is subject to completion of lender and purchaser due diligence and other customary regulatory approvals, is expected to be completed in the fourth quarter of 2001. All applications for operating the Florida facilities have been filed with the State of Florida. We own one additional nursing home facility in Florida, which we intend to sell in a separate non-material transaction that is expected to close in the third quarter of 2001. All of the assets of the Florida facilities are included in the total assets of our nursing facilities segment.

     The sale of the Florida facilities is the result of a formal plan initiated by management during the first quarter of 2001. Such decision was made due to the excessive patient care liability costs that we have been incurring in recent periods in the state of Florida. Accordingly, the property and equipment, identifiable intangibles and operating supplies of our Florida nursing home operations at March 31, 2001 were considered assets to be disposed of, as that term is defined in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). Management estimated the fair value less selling costs of such assets based upon verbal and non-binding purchase prices from potential buyers and determined that an impairment write-down was necessary as of March 31, 2001. The pre-tax charge related to this write-down was approximately $68,900,000. In addition, we recorded a pre-tax charge of approximately $17,200,000 for certain costs to exit the Florida facilities (as defined below). These costs relate to severance agreements, termination payments on certain contracts and various other items. Such pre-tax charges have been included in the condensed consolidated statement of operations caption "Asset impairments, workforce reductions and other unusual items." At March 31, 2001, the assets held for sale totaled approximately $122,100,000 and are classified as current assets in the condensed consolidated balance sheet, as we expect to close a transaction on the Florida facilities in 2001.

     During the three months ended March 31, 2001, our Florida nursing home operations recorded a pre-tax loss of approximately $1,100,000. Included in this pre-tax loss was depreciation and amortization expense of approximately $2,600,000. In accordance with SFAS No. 121, depreciation and amortization expense will be excluded from our consolidated statement of operations during the period these assets are held for sale, as these assets are now recorded at their estimated net realizable value.

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                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Old Notes..................  On April 25, 2001 we completed a private offering of the old notes, which consist of $200,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2009. In connection with the initial sale of the old notes, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer.

The Exchange Offer.........  We are offering to issue up to $200,000,000 aggregate principal amount of our 9 5/8% Senior Notes due 2009, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for an equal aggregate principal amount of our outstanding unregistered notes.

                             The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidation damages provisions and the transfer restrictions that apply to the old notes, do not apply to the new notes.

                             You may tender old notes only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn before the exchange offer expires. We discuss these conditions in "The Exchange
                             Offer -- Terms of the Exchange Offer." We will cause the exchange to be effected promptly after the exchange offer expires.

Resale Of The New Notes....  We believe that the new notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, if you:

                             - acquire the new notes in the ordinary course of
                               your business;

                             - are not engaging in, and do not intend to engage
                               in, a distribution of the new notes;

                             - do not have an arrangement or understanding with
                               any person to participate in a distribution of the new notes;

                             - are not an affiliate of ours within the meaning
                               of Rule 405 under the Securities Act; and

                             - are not a broker-dealer that acquired the old
                               notes directly from us.

                             If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. In addition, if you are a broker-dealer seeking to receive new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the new notes that you receive in the exchange offer. See "Plan of Distribution."

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on September 12, 2001, unless we extend it.

Withdrawal.................  You may withdraw the tender of your old notes at any time before the exchange offer expires. We will return to you any of your old notes that we do not accept for exchange for any reason, without expense to you, promptly after the exchange offer expires or terminates.

Interest on the New Notes
and the Old Notes..........  The new notes will bear interest at the rate of
                             9 5/8% per year beginning April 25, 2001. This interest will be payable semi-annually on each April 15 and October 15, with the first payment on October 15, 2001. We will not pay interest on the old notes after we accept them for exchange. See "The New Notes."

Conditions to the Exchange
Offer......................  THE EXCHANGE OFFER IS SUBJECT TO VARIOUS
                             CONDITIONS. WE RESERVE THE RIGHT TO TERMINATE OR AMEND THE EXCHANGE OFFER AT ANY TIME BEFORE THE EXPIRATION DATE IF VARIOUS SPECIFIED EVENTS OCCUR. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES BEING TENDERED. SEE "THE EXCHANGE
                             OFFER -- CONDITIONS OF THE EXCHANGE OFFER."

Procedures for Tendering
  Old Notes................  If you wish to tender your old notes, you must cause the following to be transmitted to, and received by, the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

                             - a confirmation of the book-entry transfer of the
                               tendered old notes into the exchange agent's account at The Depository Trust Company;

                             - a properly completed and duly executed
                               transmittal letter in the form accompanying this prospectus, with any required signature guarantees, or, at your option in the case of a book-entry tender, an agent's message in lieu of the transmittal letter; and

                             - any other documents required by the transmittal
                               letter.

Guaranteed Delivery
  Procedures...............  If you wish to tender your old notes and you cannot cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners..........  If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the exchange offer, you should promptly contact the person in whose name your outstanding old notes are registered and instruct that person to tender your old notes on your behalf. See "The Exchange Offer -- Procedures for Tendering."

Representations of
Tendering Holders..........  By tendering old notes pursuant to the exchange offer, you will, in addition to other customary representations, represent to us that you:

                             - are acquiring the new notes in the ordinary
                               course of business;

                             - are not engaging in a distribution of the new
                               notes;

                             - have no arrangement or understanding with any
                               person to participate in a distribution of the new notes;

                             - are not an affiliate of ours, or if you are an
                               affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act; and

                             - are not a broker-dealer tendering old notes
                               acquired directly from us.

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will cause the exchange to be effected promptly after the exchange offer expires.

Exchange Agent.............  The Bank of New York is serving as exchange agent for the exchange offer.

Federal Income Tax
  Considerations...........  The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Considerations."

Consequences of Failing to
  Exchange Your Old
  Notes....................  The exchange offer satisfies our obligations and your rights under the registration rights agreement. After the exchange offer is completed, you will not be entitled to any registration rights with respect to your old notes.

                             Therefore, if you do not exchange your old notes, you will not be able to reoffer, resell or otherwise dispose of your old notes unless:

                             - you comply with the registration and prospectus
                               delivery requirements of the Securities Act; or

                             - you qualify for an exemption from the Securities
                               Act registration requirements.

Appraisal or Dissenters'
Rights.....................  You will have no appraisal or dissenters' rights in connection with the exchange offer.

Use of Proceeds............  We will not receive any proceeds from the issuance of the new notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

     The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled "The New Notes." For purposes of the description of the notes included in this prospectus, references to the "Company," "Issuer," "us," "we" and "our" refer only to Beverly Enterprises, Inc. and do not include our subsidiaries.

Issuer.....................  Beverly Enterprises, Inc.

Securities.................  $200,000,000 in principal amount of 9 5/8% Senior
                             Notes due 2009.

Maturity Date..............  April 15, 2009

Interest Payment Dates.....  April 15 and October 15 of each year, commencing
                             October 15, 2001.

Optional Redemption........  The new notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

                             1. 100% of their principal amount plus accrued but unpaid interest to the date of redemption; or

                             2.   (a) the sum of the present values of the
                                      remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity, except for currently accrued but unpaid interest, discounted to the date of redemption, on a semi-annual basis, at the U.S. treasury rate plus 50 basis points, plus

                                  (b) accrued but unpaid interest to the date of
                                      redemption.

                             When we refer to the U.S. treasury rate, we mean the U.S. treasury rate at the time of redemption for U.S. treasury notes with a maturity comparable to the remaining term of the notes, determined as described in "The New Notes."

Change of Control..........  Upon a change of control, you may require us to repurchase your notes, in whole or in part, at a purchase price equal to 101% of the principal amount of your notes plus accrued but unpaid interest to the purchase date.

Guarantees.................  The new notes will be guaranteed by substantially all of our existing and future subsidiaries on a senior unsecured basis. The guarantees are unsecured senior debt of our subsidiary guarantors.

Ranking....................  The notes will rank equally in right of payment with all our existing and future unsecured senior debt (including other notes that may be issued under the indenture) and are senior in right of payment to any future subordinated debt. As of March 31, 2001, on a pro forma basis after giving effect to the offering of the old notes and the use of the estimated net proceeds therefrom, the aggregate outstanding principal amount of senior indebtedness of the Company (including the old notes) would have been $784,496,000, of which approximately $388,068,000 would have been secured indebtedness that would effectively rank senior to the old notes and other unsecured indebtedness of the Company.

                             The guarantees will rank equally in right of payment with the existing unsecured senior debt of our subsidiary guarantors and will be senior in right of payment to any future subordinated debt of our subsidiaries. The notes and the guarantees will effectively rank junior to any secured debt of the Company or the subsidiary guarantors, to the extent of the assets securing such indebtedness.

Certain Covenants..........  We will issue the notes under an indenture with The
                             Bank of New York, as trustee. The indenture, among other things, restricts our ability to:

                             - incur additional debt;

                             - pay dividends and redeem our capital stock;

                             - incur or permit to exist liens;

                             - engage in transactions with our affiliates; and

                             - merge or consolidate with or into other
                               companies.

                             The covenants listed above are subject to certain exceptions and limitations described in the indenture.

Use of Proceeds............  We will not receive any proceeds from the exchange offer. For a description of the use of proceeds from the offering of the old notes, see "Use of Proceeds."

Form of the New Notes......  The new notes will be represented by one or more permanent global securities in registered form deposited with The Bank of New York, as custodian, for the benefit of The Depository Trust Company. You will not receive notes in registered form unless one of the events set forth under the heading "Book-Entry, Delivery and Form" occurs. Instead, beneficial interests in the new notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by The Depository Trust Company for its participants.

Transfer Restrictions;
Absence Of A Public Market
  For The Notes............  There has been no public market for the old notes, and we do not anticipate that an active market for the new notes will develop. We do not intend to apply to list the new notes on any securities exchange or to include them in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the new notes, your ability to sell your new notes or the price at which you may sell your new notes. See "Plan of Distribution."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary sets forth: (i) historical consolidated financial information of the Company with respect to the years ended December 31, 1998, 1999 and 2000, (ii) consolidated financial information of the Company on an adjusted basis to give effect to the offering of the old notes and the refinancing of our senior secured credit facility for the year ended December 31, 2000 and the three months ended March 31, 2001, and (iii) unaudited consolidated financial information of the Company with respect to the three months ended March 31, 2000 and 2001. This summary information should be read in conjunction with "Selected Historical Consolidated Financial Data" beginning on page 27 and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference into this prospectus. See "Documents Incorporated by Reference."

                                                  AT OR FOR THE YEARS ENDED             AT OR FOR THE THREE MONTHS ENDED
                                                         DECEMBER 31,                               MARCH 31,
                                         --------------------------------------------   ---------------------------------
                                                                             2000                                2001
                                           1998       1999       2000     AS ADJUSTED     2000       2001     AS ADJUSTED
                                         --------   --------   --------   -----------   --------   --------   -----------
                                                                      (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS DATA
Net operating revenues.................  $2,812.2   $2,546.7   $2,625.6    $2,625.6     $  646.1   $  659.5    $  659.5
Interest income(1).....................      10.7        4.3        2.6         3.9          0.8        0.4         0.4
                                         --------   --------   --------    --------     --------   --------    --------
        Total revenues.................   2,822.9    2,551.0    2,628.2     2,629.5        646.9      659.9       659.9
Costs and expenses:
  Operating and administrative:
    Wages and related..................   1,664.7    1,542.1    1,591.5     1,591.5        389.7      397.9       397.9
    Provision for insurance and related
      items............................     154.3       88.4      120.9       120.9         20.5       27.2        27.2
    Other..............................     814.1      723.8      769.5       769.5        181.7      178.5       178.5
  Interest(1)..........................      65.9       72.6       80.0        84.7         19.6       19.1        19.6
  Depreciation and amortization........      93.7       99.2      100.1       100.1         25.3       24.5        24.5
  Asset impairments, workforce
    reductions and other unusual
    items..............................      69.5       23.8       43.0        43.0           --      107.7       107.7
  Special charges related to
    settlements of federal government
    investigations.....................       1.9      202.4         --          --           --         --          --
  Year 2000 remediation................       9.7       12.4         --          --           --         --          --
                                         --------   --------   --------    --------     --------   --------    --------
        Total costs and expenses.......   2,873.8    2,764.7    2,705.0     2,709.7        636.8      754.9       755.4
Income (loss) before provision for
  (benefit from) income taxes,
  extraordinary charge and cumulative
  effect of change in accounting for
  start-up costs.......................  $  (50.9)  $ (213.7)  $  (76.8)   $  (80.2)    $   10.1   $  (95.0)   $  (95.5)
                                         ========   ========   ========    ========     ========   ========    ========
BALANCE SHEET DATA
Total assets...........................  $2,160.5   $1,982.9   $1,876.0    $1,906.2     $1,992.8   $1,843.6    $1,856.4
Total debt.............................     906.0      780.2      791.4       827.4        828.7      766.5       784.5
Other liabilities and deferred items...      33.9      178.6      195.0       195.0        183.1      237.9       237.9
Total stockholders' equity.............     776.2      641.1      584.0       581.6        643.0      537.5       537.3
OTHER DATA
Net cash provided by (used for):
  Operating activities.................  $    6.8   $  189.1   $   37.0    $   33.6     $  (36.2)  $   29.6    $   29.1
  Investing activities.................    (230.6)     (71.5)     (42.2)      (42.2)       (13.4)      (9.2)       (9.2)
  Financing activities.................     135.8     (110.2)       6.5        36.7         45.1      (20.4)       (7.7)
Capital expenditures...................     150.5       95.4       76.0        76.0         20.0       13.9        13.9
Adjusted EBITDA(2).....................     278.1      228.6      235.3       235.3         54.2       55.9        55.9
Ratio of Adjusted EBITDA to interest
  expense..............................      4.2x       3.1x       2.9x        2.8x         2.8x       2.9x        2.9x
Number of nursing home facilities......       562        561        534         534          560        528         528
Number of licensed nursing home beds...    62,293     62,217     59,799      59,799       62,045     59,265      59,265
Average occupancy(3)...................      88.7%      87.2%      87.0%       87.0%        87.3%      86.4%       86.4%

---------------

(1) The interest expense for 2000 As Adjusted and March 31, 2001 As Adjusted reflects a coupon rate on the notes of 9 5/8%. The interest income for 2000 As Adjusted reflects a rate of return of 4 1/3% on the excess proceeds from the issuance and sale of the old notes.

(2) Adjusted EBITDA (unaudited) has been calculated for the periods presented as follows:

                                                                                               THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                ---------------------------------------   ----------------------------
                                                                               2000                           2001
                                                 1998     1999      2000    AS ADJUSTED   2000     2001    AS ADJUSTED
                                                ------   -------   ------   -----------   -----   ------   -----------
                                                                        (DOLLARS IN MILLIONS)
Income (loss) before provision for (benefit
  from) income taxes, extraordinary charge and
  cumulative effect of change in accounting
  for start-up costs..........................  $(50.9)  $(213.7)  $(76.8)    $(80.2)     $10.1   $(95.0)    $(95.5)
Plus:
    Interest..................................    65.9      72.6     80.0       84.7       19.6     19.1       19.6
    Depreciation and amortization.............    93.7      99.2    100.1      100.1       25.3     24.5       24.5
    Year 2000 remediation.....................     9.7      12.4       --         --         --       --         --
    Special charges related to settlements of
      federal government investigations.......     1.9     202.4       --         --         --       --         --
    Provision for insurance and other claims
      related to (i) a loss portfolio transfer
      in 1998 and (ii) changes in actuarial
      estimates for insurance reserves for
      prior years(a)..........................    82.2      31.6     44.4       44.4         --       --         --
    Asset impairments, workforce reductions,
      and other unusual items(b)..............    69.5      23.8     43.0       43.0         --    107.7      107.7
    Increase in accounts receivable related
      allowances(c)...........................      --        --     43.6       43.6         --       --         --
    Other.....................................    16.8       4.6      3.6        3.6         --       --         --
                                                ------   -------   ------     ------      -----   ------     ------
    Total additions:..........................   339.7     446.6    314.7      319.4       44.9    151.3      151.8
Less:
    Interest income...........................    10.7       4.3      2.6        3.9        0.8      0.4        0.4
                                                ------   -------   ------     ------      -----   ------     ------
Adjusted EBITDA...............................  $278.1   $ 228.6   $235.3     $235.3      $54.2   $ 55.9     $ 55.9
                                                ======   =======   ======     ======      =====   ======     ======

---------------

     (a) See Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2000.

     (b) See Note 3 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2000 and Notes 3, 4 and 7 to Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001.

     (c) Includes changes in estimates related to: $31.3 million of additional allowances for uncollectible patient accounts receivable primarily related to our nursing facilities; and $12.3 million of increased contractual allowances related to our outpatient therapy business.

We have included information concerning Adjusted EBITDA because management believes that Adjusted EBITDA most accurately reflects the Company's ability to service its debt and other obligations. You should not, however, consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of our profitability or liquidity. Adjusted EBITDA in a period is not reduced by cash outlays in such period for federal government investigation settlement costs, patient care liabilities or future cash payments with respect to our loss portfolio transfer or other expenditures, where an accrual on our income statement was made in a prior period. See "Risk Factors -- Our Adjusted EBITDA is not necessarily a measure of our cash flow from operations."

(3) Average occupancy for 1998, 1999 and 2000, and the three months ended March 31, 2000 and 2001, was based on operational beds. Average occupancy for 1998, 1999 and 2000, and the three months ended March 31, 2000 and 2001, based on licensed beds was 86.9%, 85.3%, 84.9%, 85.3% and 84.3%, respectively.

                                    GENERAL

     Beverly Enterprises, Inc. is incorporated in Delaware. Our principal executive offices are located at One Thousand Beverly Way, Fort Smith, Arkansas, 72919. Our telephone number is (501) 201-2000.

                                  RISK FACTORS

     Our business, operations and financial condition are subject to various risks. Some of these risks are described below and under "Forward-Looking Statements," and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the exchange offer proposed in this prospectus. This section does not describe all risks applicable to us or our industry, and it is intended only as a summary of certain material factors.

OUR SUBSTANTIAL INDEBTEDNESS AND OTHER OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have a significant amount of indebtedness. At March 31, 2001, we would have had approximately $784.5 million of outstanding indebtedness for money borrowed on our balance sheet on a pro forma basis after giving effect to the offering of the old notes and use of proceeds and the refinancing of our senior secured credit facility. This outstanding indebtedness does not include approximately $92.8 million ($124.1 million on an undiscounted basis) of amounts we owe to the federal government over the next eight years under a civil settlement agreement (see "Business -- Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2000) and $155.4 million of other liabilities and deferred items (principally patient care liability claims), as well as certain other off-balance sheet obligations. Our substantial indebtedness and other obligations could:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and other liabilities, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate activities;

     - limit our flexibility in planning for, or reacting to, changes in our business or industry;

     - place us at a competitive disadvantage compared to competitors with less indebtedness or lower fixed costs;

     - increase our vulnerability to general adverse economic and industry conditions; or

     - limit our ability to pursue business opportunities that may be in our interest.

     If we incur additional indebtedness or other obligations, these related risks could increase.

IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO SERVICE OUR INDEBTEDNESS OR OTHER OBLIGATIONS, OUR BUSINESS AND FINANCIAL CONDITION COULD SUFFER.

     Our ability to make payments on our indebtedness and other obligations, and to fund planned capital expenditures, depends on our ability to generate future cash flow. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our $150.0 million senior secured credit facility, which matures on April 25, 2004, depends on our satisfying various covenants. These covenants, as well as similar covenants under certain of our other obligations with maturities beyond that of the new senior secured credit facility, have the following effects on us and our subsidiaries:

     -  limit our ability to borrow and place liens on assets;

     -  require us to comply with a coverage ratio test;

     -  require us to maintain a minimum consolidated net worth;

     - limit our ability to merge with other parties or sell all or substantially all of our assets; and

     -  limit our ability to make investments.

     The covenants governing the notes are substantially the same as the covenants contained in the indenture governing the 9% senior notes due February 15, 2006. We calculate that under such covenants we currently have approximately $87.7 million (which amount includes the $20.0 million basket described under "Description of Notes-Certain Covenants-Restricted Payments") of Restricted Payment capacity.

     We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or otherwise. If the need arises, inability to refinance our existing senior secured credit facility could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

WE ARE SUBJECT TO INCREASINGLY EXPENSIVE AND UNPREDICTABLE PATIENT CARE LIABILITY COSTS, ESPECIALLY IN FLORIDA.

     General liability and professional liability costs for the long-term care industry, especially in the state of Florida, have become increasingly expensive and difficult to estimate. We, along with most of our competitors, are experiencing substantial increases in both the number of claims and lawsuits, as well as the size of the typical claim and lawsuit. This phenomenon is most evident in the state of Florida, where well-intended patient rights' statutes tend, in our view, to be exploited by plaintiffs' attorneys. These statutes allow for actual damages, punitive damages and plaintiff attorney fees to be included in any proven violation of these rights. Industry statistics show that Florida long-term care providers:

     - incur more than four times the number of general liability claims as compared to the rest of the country;

     - have an average claim size that is approximately three times higher than the rest of the country; and

     - incur 44% of the total general liability losses for the country, but represent only approximately 10% of the total nursing facility beds.

     Insurance companies are exiting the state of Florida, or severely restricting their capacity to write long-term care general liability insurance. Insurers cannot provide coverage when faced with the magnitude of losses and the explosive growth of claims. Our overall general liability costs per bed in Florida are severely out of line with the rest of the country and continue to escalate.

     On July 13, 2001, we signed an agreement for the sale of substantially all of our Florida nursing home operations, including 49 nursing home facilities, with a total of 6,129 licensed beds, and four assisted living centers, containing 315 units (the "Florida facilities") to NMC of Florida, LLC for $165 million in cash. The sale, which is subject to completion of lender and purchaser due diligence and other customary regulatory approvals, is expected to be completed in the fourth quarter of 2001. All applications for operating the Florida facilities have been filed with the State of Florida. We own one additional nursing home facility in Florida, which we intend to sell in a separate non-material transaction that is expected to close in the third quarter of 2001. All of the assets of the Florida facilities are included in the total assets of our nursing facilities segment.

     The sale of the Florida facilities is the result of a formal plan initiated by management during the first quarter of 2001. Such decision was made due to the excessive patient care liability costs that we have been incurring in recent periods in the state of Florida. Accordingly, the property and equipment, identifiable intangibles and operating supplies of our Florida nursing home operations at March 31, 2001 were considered assets to be disposed of, as that term is defined in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). Management estimated the fair value less selling costs of such assets based upon verbal and non-binding purchase prices from potential buyers and determined that an impairment write-down was necessary as of March 31, 2001. The pre-tax charge related to this write-down was approximately $68,900,000. In addition, we recorded a pre-tax charge of approximately $17,200,000 for certain costs to exit the Florida facilities (as defined below). These costs relate to severance agreements, termination payments on certain contracts and various other items. Such pre-tax charges have been included in the condensed consolidated statement of operations caption "Asset impairments, workforce reductions and other unusual items." At March 31, 2001, the assets held for sale totaled approximately $122,100,000 and are classified as current assets in the condensed consolidated balance sheet, as we expect to close a transaction on the Florida facilities in 2001.

     During the three months ended March 31, 2001, our Florida nursing home operations recorded a pre-tax loss of approximately $1,100,000. Included in this pre-tax loss was depreciation and amortization expense of approximately $2,600,000. In accordance with SFAS No. 121, depreciation and amortization expense will be excluded from our consolidated statement of operations during the period these assets are held for sale, as these assets are now recorded at their estimated net realizable value.

OUR CIVIL SETTLEMENT AGREEMENT WITH THE U.S. GOVERNMENT WITH RESPECT TO ALLEGED VIOLATIONS OF COST ALLOCATIONS UNDER MEDICARE NEGATIVELY IMPACTS OUR CASH FLOWS.

     On February 3, 2000, we entered into a series of separate agreements with the U.S. Department of Justice and the Office of Inspector General (the "OIG") of the Department of Health and Human Services ("HHS"), which are described in detail under "Business -- Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2000. Under the civil settlement agreement, we paid the federal government $25.0 million during the first quarter of 2000 and agreed to reimburse the federal government an additional $145.0 million through withholdings from our biweekly Medicare periodic interim payments in equal installments through the first quarter of 2008, of which $124.1 million remained to be paid at March 31, 2001. As a result of such withholdings, our cash flows from operations were negatively impacted by approximately $4.2 million during the three months ended March 31, 2001, and are expected to be negatively impacted at an annual rate of approximately $18.1 million through the first quarter of 2008. In addition, we have resubmitted certain filings for 1996 to reflect reduced labor costs allocated to the Medicare program. We are also awaiting results of recently-completed audits for 1997 and 1998. We have reserved $39.0 million in connection with such matters.

WE ARE SUBJECT TO CERTAIN CLASS ACTION AND STOCKHOLDER DERIVATIVE LAWSUITS.

     A purported class action lawsuit is pending against the Company and certain of our officers in the United States District Court for the Eastern District of Arkansas. In addition, various stockholders have filed derivative actions against us. See "Business -- Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2000. These actions allege various claims and generally arose from the matters that were the subject of the settlements with the OIG. Because of the preliminary state of these actions, we are unable at this time to assess the probable outcome of these actions or the materiality of the risk of loss. Therefore, we can give no assurances of the ultimate impact on our consolidated financial position, results of operations or cash flows as a result of these proceedings.

OUR ADJUSTED EBITDA IS NOT NECESSARILY A MEASURE OF OUR CASH FLOW FROM
OPERATIONS.

     We have incurred significant charges as a result of the OIG investigation settlements, liabilities arising out of the provision of patient care services (and related insurance expenses, including the loss portfolio transfer), workforce reductions and other unusual items. The charges incurred in periods prior to 2001 require cash payments to be made in subsequent years. Primarily because of these charges, Adjusted EBITDA (as presented herein) does not necessarily reflect cash flow from operations or net cash provided by operating activities (as commonly understood under generally accepted accounting principles). See Note 2 to "Summary Consolidated Financial Data" and Notes 1, 2 and 3 of "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K for the year ended December 31, 2000 and Notes 3, 4 and 7 of "Notes to Condensed Consolidated Financial Statements" in our Quarterly Report on Form 10-Q for the three months ended March 31, 2001.

WE RELY ON REIMBURSEMENT FROM GOVERNMENTAL PROGRAMS FOR A MAJORITY OF OUR REVENUES.

     Changes in the reimbursement policies of Medicaid and Medicare as a result of budget cuts by federal and state governments or other legislative and regulatory actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

     In the past, states have curtailed their Medicaid payments as a result of budget considerations. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to the present levels. The 1997 Act authorized states to develop their own standards for setting payment rates. It requires each state to use a public process for establishing proposed rates whereby the methodologies and justifications used for setting such rates are available for public review and comment. This requires facilities to become more involved in the rate setting process since failure to do so may interfere with a facility's ability to challenge rates later. Currently, a few states in which we operate are experiencing deficits in their fiscal operating budgets. There can be no assurance that those states in which we operate that are experiencing budget deficits, as well as other states in which we operate, will not reduce payment rates.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH REQUIRES OUR COMPLIANCE WITH A VARIETY OF LAWS.

     The operation of our facilities and the services we provide are subject to periodic inspection by governmental authorities to ensure that we are complying with various standards established for continued licensure under state law and certification for participation under the Medicare and Medicaid programs. Additionally, in certain states, certificates of need or other similar approvals are required for expansion of our operations. We could be adversely affected if we cannot obtain these approvals, if the standards applicable to approvals or the interpretation of those standards change and by possible delays and expenses associated with obtaining approvals. Our failure to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent us from being reimbursed for our services. In addition, compliance with new regulations, including regulations related to electronic data interchange and confidentiality and security of health data, could result in increased cost to us. See
"Business -- Our Industry is Heavily Regulated by the Government which Requires Our Compliance with a Variety of Laws" in our Annual Report on Form 10-K for the year ended December 31, 2000.

     In the ordinary course of our business and like others in the health care industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority and notices of deficiencies for failure to comply with various regulatory requirements. We review such requests and notices and take appropriate corrective action. In most cases, with respect to the notices, the facility and the reviewing agency will agree upon the steps to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of adverse actions against a facility. These adverse actions include:

     -  the imposition of fines;

     -  temporary suspension of admission of new patients to the facility;

     -  decertification from participation in the Medicaid or Medicare programs;
        or

     -  in extreme circumstances, revocation of a facility's license.

     We have been subject to certain of these adverse actions in the past and could be subject to adverse actions in the future which could result in significant penalties, as well as adverse publicity. The results of any current or future investigation or actions could have a material adverse effect on our operations or financial position.

OUR FAILURE TO ATTRACT QUALIFIED PERSONNEL COULD HARM OUR BUSINESS.

     Due to nationwide low unemployment rates, we are currently experiencing difficulty attracting and retaining nursing assistants, nurses' aides and other facility-based personnel. Our weighted average wage rate and use of contract nursing personnel have increased, indicating the difficulty our facilities are having in attracting these personnel. Although we are addressing this challenge through recruiting and retention programs and training initiatives, these programs and initiatives may not stabilize or improve our ability to attract and retain these personnel. Our inability to control labor availability and cost could have a material adverse affect on our future operating results.

CERTAIN TRENDS IN THE HEALTH CARE INDUSTRY ARE PUTTING PRESSURE ON OUR ABILITY TO MAINTAIN NURSING FACILITY CENSUS.

     Over the past decade a number of trends have developed that have negatively impacted our census. These trends include:

     - overbuilding of nursing facilities, particularly in states that have eliminated the certificate of need process for new construction;

     - creation of nursing facilities by acute care hospitals to retain discharged patients within their facility;

     - rapid growth of assisted living facilities, which sometimes are more attractive to less medically complex patients; and

     - the development of the scope and availability of health services delivered to the home.

     These factors and others could adversely affect our ability to maintain or increase occupancy rates at our facilities. Lower occupancy rates could have a negative impact on our cash flows, results of operations and overall financial condition.

ALTHOUGH THE NOTES ARE REFERRED TO AS "SENIOR NOTES," AND THE SUBSIDIARY GUARANTEES ARE SENIOR OBLIGATIONS OF OUR SUBSIDIARIES, EACH WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT AND ANY SECURED LIABILITIES OF OUR SUBSIDIARIES.

     The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of the Company or its subsidiaries, to the extent of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that are collateral for our secured debt will be available to pay obligations on the notes only after all debt under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured senior debt of the subsidiaries as the notes do with respect to secured and unsecured senior debt of the Company, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

     In addition, neither Beverly Funding Corporation, a non-consolidated subsidiary of the Company, nor any of its successors will guarantee the notes. Beverly Funding Corporation has issued $70.0 million of medium-term notes that, as of December 31, 2000, were secured by approximately $107.2 million of net patient accounts receivable that are purchased from our subsidiaries' operating nursing homes. These accounts receivable, in addition to the other assets of Beverly Funding Corporation, are not available as a source of payment to holders of the notes.

     Furthermore, the change in control provisions may, in certain circumstances, make more difficult, or discourage a takeover of our company and the removal of incumbent management.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF THE NOTES TO RETURN PAYMENTS RECEIVED FROM US OR OUR SUBSIDIARY GUARANTORS.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

     - issued the guarantee to delay, hinder or defraud present or future creditors; or

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and at the time it issued the guarantee:

     -  was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged, or about to engage, in a business or transaction for which the guarantor's remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

     Any payment by that guarantor pursuant to its guarantee determined to be a fraudulent transfer could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     -  it could not pay its debts as they become due.

     We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor's other debt.

     If a case were to occur, any guarantee of the notes incurred by one or more of the subsidiary guarantors could also be subject to the claim that the obligations of the applicable guarantor were incurred for less than fair consideration because the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor.

     A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to holders of the notes. In that case, the holders of the notes would be effectively subordinated to all claims of creditors against our subsidiaries.

     Our operations are conducted through our subsidiaries. As a result, we depend on dividends, loans or advances, or payments from our subsidiaries to satisfy our financial obligations and to make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE AND SUBSTANTIALLY ALL OF OUR OTHER DEBT INSTRUMENTS.

     The terms of substantially all of our debt instruments require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a change of control as defined in the indenture relating to the notes, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a change of control. As such, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments. There can be no assurance that we will have the financial resources to repurchase the notes in the event of a change of control.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES.

     We have been informed by the initial purchasers that they intend to make a market in the notes after the exchange offer is completed. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, you cannot be sure that an active trading market will develop for the notes.

                                USE OF PROCEEDS

     We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. Old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the issuance and sale of the old notes was approximately $194.8 million. We used the net proceeds to repay borrowings under our senior secured credit facility and permanently reduce our commitment thereunder. Excess proceeds were used for general corporate purposes. Simultaneously with the consummation of the initial offering, we refinanced our $375.0 million senior secured credit facility with a new $150.0 million senior secured credit facility. The new senior secured credit facility is described under "Description of Certain Indebtedness." As of May 31, 2001, the interest rate under the new senior secured credit facility was 9.38% and $117.0 million was available for future borrowing.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at March 31, 2001 on an actual basis and an as adjusted basis to give effect to the offering of the old notes and the use of net proceeds to refinance the senior secured credit facility.

     This table should be read in conjunction with "Selected Historical Consolidated Financial Data" and the historical financial statements and related notes in our Annual and Quarterly reports filed with the SEC and incorporated by reference into this prospectus, as well as the section of our Annual and Quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  AT MARCH 31, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                               (DOLLARS IN THOUSANDS)
Total debt (including current portion of long-term debt)(1):
  Existing senior secured credit facility...................  $  182,000    $       --
  New senior secured credit facility(2).....................          --            --
  9% senior notes due 2006..................................     180,000       180,000
  9 5/8% senior notes due 2009..............................          --       200,000
  Notes and mortgages.......................................     262,861       262,861
  Industrial development revenue bonds......................     130,705       130,705
  Capital lease obligations.................................      10,930        10,930
                                                              ----------    ----------
     Total debt.............................................     766,496       784,496
Stockholders' equity:
  Preferred stock, shares authorized: 25,000,000............          --            --
  Common stock, shares issued: 112,157,746..................      11,216        11,216
  Additional paid-in capital................................     880,918       880,918
  Accumulated deficit.......................................    (246,205)     (246,474)
  Accumulated other comprehensive income....................         896           896
  Treasury stock, at cost: 8,515,758 shares.................    (109,278)     (109,278)
                                                              ----------    ----------
     Total stockholders' equity.............................     537,547       537,278
                                                              ----------    ----------
  Total capitalization......................................  $1,304,043    $1,321,774
                                                              ==========    ==========

---------------

(1) The Company has significant obligations that are not reflected in this table, including, but not limited to, obligations under our civil settlement agreement and liabilities related to insurance. See "Description of Certain Indebtedness" and Notes 1 and 2 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2000.

(2) Total availability under the new senior secured credit facility is $150.0 million, of which up to $75.0 million is available for letters of credit. See "Description of Certain Indebtedness."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with selected historical consolidated financial information of the Company. We have prepared this information using the consolidated financial statements for the Company for each of the five years in the period ended December 31, 2000 and for the three-month periods ended March 31, 2001 and 2000. The financial statements for each of the five years in the period ended December 31, 2000 have been audited by Ernst & Young LLP, our independent auditors. The financial statements for the three-month periods ended March 31, 2001 and 2000 have not been audited. When you read this selected historical consolidated financial data, it is important that you read along with it the historical financial statements and related notes in our Annual and Quarterly reports filed with the SEC, as well as the section of our Annual and Quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have also provided other data for the periods presented.

                                            AT OR FOR THE
                                            THREE MONTHS
                                           ENDED MARCH 31,                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2001         2000         2000         1999       1998(1)      1997(2)        1996
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net operating revenues...............  $  659,468   $  646,102   $2,625,610   $2,546,672   $2,812,232   $3,217,099   $3,267,189
Interest income......................         387          825        2,650        4,335       10,708       13,201       13,839
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues...............     659,855      646,927    2,628,260    2,551,007    2,822,940    3,230,300    3,281,028
Costs and expenses:
  Operating and administrative.......     603,637      591,875    2,481,914    2,354,328    2,633,135    2,888,021    2,958,942
  Interest...........................      19,110       19,618       80,016       72,578       65,938       82,713       91,111
  Depreciation and amortization......      24,464       25,336      100,061       99,160       93,722      107,060      105,468
  Asset impairments, workforce
    reductions and other unusual
    items............................     107,689           --       43,033       23,818       69,443       44,000           --
  Special charges related to
    settlements of federal government
    investigations...................          --           --           --      202,447        1,865           --           --
  Year 2000 remediation..............          --           --           --       12,402        9,719           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total costs and expenses.....     754,900      636,829    2,705,024    2,764,733    2,873,822    3,121,794    3,155,521
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before provision for
  (benefit from) income taxes,
  extraordinary charge and cumulative
  effect of change in accounting for
  start-up costs.....................     (95,045)      10,098      (76,764)    (213,726)     (50,882)     108,506      125,507
Provision for (benefit from) income
  taxes..............................     (42,771)       3,837      (22,262)     (79,079)     (25,936)      49,913       73,481
Extraordinary charge, net of income
  tax benefit of $1,057 in 1998 and
  $1,099 in 1996.....................          --           --           --           --       (1,660)          --       (1,726)
Cumulative effect of change in
  accounting for start-up costs, net
  of income tax benefit of $2,811....          --           --           --           --       (4,415)          --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $  (52,274)  $    6,261   $  (54,502)  $ (134,647)  $  (31,021)  $   58,593   $   50,300
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................  $1,843,599   $1,992,795   $1,875,993   $1,982,880   $2,160,511   $2,073,469   $2,525,082
Current portion of long-term debt....      62,568       72,599      227,111       34,052       27,773       31,551       38,826
Long-term debt, excluding current
  portion............................     703,928      756,057      564,247      746,164      878,270      686,941    1,106,256
Stockholders' equity.................     537,547      643,030      583,993      641,124      776,206      862,505      861,095
OTHER DATA:
Average occupancy(3).................        86.4%        87.3%        87.0%        87.2%        88.7%        88.9%        87.4%
Number of licensed nursing home
  beds...............................      59,265       62,045       59,799       62,217       62,293       63,552       71,204
Ratios of earnings to fixed
  charges(4).........................          --         1.32           --           --           --         1.87         1.97

---------------

(1) Amounts for 1998 include the operations of American Transitional Hospitals, Inc. through June 30, 1998.

(2) Amounts for 1997 include the operations of Pharmacy Corporation of America through December 3, 1997.

(3) Average occupancy percentage for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000, 1999, 1998 and 1997 was based on operational beds, and for the year ended December 31, 1996, such percentage was based on licensed beds. Average occupancy percentage for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000, 1999, 1998 and 1997, based on licensed beds, was 84.9%, 85.3%,
    86.9%, 87.1%, 84.3% and 85.3%, respectively.

(4) Earnings were inadequate to cover fixed charges by $95.4 million for the three months ended March 31, 2001 and $79.1 million, $215.4 million and $52.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest during the periods) to pre-tax income (loss) from continuing operations. Fixed charges include interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the old notes to the initial purchasers in a private offering on April 25, 2001. These initial purchasers resold the old notes to qualified institutional buyers under Rule 144A and outside the United States pursuant to Regulation S under the Securities Act. As of the date of this prospectus, $200.0 million aggregate principal amount of old notes are outstanding. In connection with the private offering of the old notes, we and our subsidiary guarantors entered into an exchange and registration rights agreement in which we and our subsidiary guarantors agreed to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the old notes and the guarantees under the Securities Act for new notes and guarantees.

     We have filed the exchange and registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

EFFECT OF THE EXCHANGE OFFER

     We believe that you may offer for resale, resell or otherwise transfer any new notes issued to you in the exchange offer without further registration under the Securities Act or delivery of a prospectus if you:

     -  are acquiring the new notes in the ordinary course of your business;

     - are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes;

     - are not an affiliate of ours as defined in Rule 405 under the Securities Act; and

     -  are not a broker-dealer who acquired old notes from us.

If you do not satisfy these criteria:

     - you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of new notes; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the new notes.

     Each broker-dealer that receives new notes for its own account in exchange for old notes it acquired as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of its new notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     - We will accept all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     - You should read "-- Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

     - We will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may exchange some or all of their old notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

     - By tendering old notes in exchange for new notes and by signing the transmittal letter -- or delivering an agent's message in lieu of the transmittal letter, you will be representing that, among other things:

             (1) any new notes to be received by you will be acquired in the ordinary course of your business;

             (2) you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, a distribution of the new notes;

             (3) you acknowledge and agree that any person who is a broker-dealer or is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act; and

             (4) you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act.

     - The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.

     - We are sending this prospectus and the transmittal letter to all registered holders of old notes as of the close of business on August 15, 2001.

     - We are not conditioning the exchange offer upon the tender of any minimum amount of old notes.

     - The exchange offer is subject to the condition that the exchange offer not violate applicable law, rules or regulations, or applicable interpretations of the staff of the SEC. See "-- Conditions of the Exchange Offer."

     - We may accept tendered old notes by giving oral or written notice to the exchange agent. We must promptly confirm oral notice in writing. The exchange agent will act as your agent for the purpose of receiving the new notes from us and delivering them to you.

     - You will not be required to pay brokerage commissions or fees or, subject to the instructions in the transmittal letter, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than taxes specified under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on, September 12, 2001, unless we, in our sole discretion, extend it. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by publicly announcing the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We must promptly confirm oral notice in writing. We may also accept all properly tendered old notes as of the expiration date and extend the expiration date in respect of the remaining outstanding old notes. We may, in our sole discretion:

     -  amend the terms of the exchange offer in any manner;

     - delay acceptance of, or refuse to accept, any old notes not previously accepted;

     -  extend the exchange offer; or

     -  terminate the exchange offer.

     We will give prompt notice of any amendment to the registered holders of the old notes. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender them in the exchange offer. For purposes of the exchange offer, the term "holder" or "registered holder" includes any participant in The Depository Trust Company whose name appears on a security position listing as a holder of old notes.

     To tender in the exchange offer, you must cause the following to be transmitted to and received by the exchange agent no later than 5:00 p.m., New York City time, on the expiration date:

     - a confirmation of the book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company;

     - a properly completed and duly executed transmittal letter in the form accompanying this prospectus, with any required signature guarantees, or, at the option of the tendering holder in the case of a book-entry tender, an agent's message in lieu of the transmittal letter; and

     -  any other documents required by the transmittal letter.

     If you wish to tender your old notes and you cannot cause the old notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your old notes according to the guaranteed delivery procedures described in this section under the heading "-- Guaranteed Delivery Procedures."

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to participate in the exchange offer, you should promptly contact the person through which you beneficially own your old notes and instruct that person to tender your old notes on your behalf. See "Instructions Forming Part of the Terms and Conditions of the Exchange Offer" included with the transmittal letter. If you wish to tender on your own behalf, you must, before completing and executing the transmittal letter and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     The tender by a holder of old notes will constitute an agreement between the holder, us and the exchange agent in accordance with the terms and subject to the conditions specified in this prospectus and in the transmittal letter. If a holder tenders less than all the old notes held, the holder should fill in the amount of old notes being tendered in the appropriate box on the transmittal letter. The exchange agent will deem the entire amount of old notes delivered to it to have been tendered unless the holder has indicated otherwise.

     The method of delivery of the transmittal letter and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND YOUR TRANSMITTAL LETTER OR OTHER REQUIRED DOCUMENTS TO US.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEE

     You must arrange for an "eligible institution" to guarantee your signature on the transmittal letter or a notice of withdrawal, unless the old notes are tendered:

     -  by the registered holder of the old notes; or

     - for the account of an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

The following are "eligible institutions:"

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     -  an eligible guarantor institution.

     If a transmittal letter is signed by a person other than the registered holder of any old notes listed in the transmittal letter, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the transmittal letter.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request promptly after the date of this prospectus to establish an account for the old notes. Once the exchange agent establishes the account, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of old notes by causing The Depository Trust Company to transfer them into the exchange agent's account for the old notes. However, the exchange agent will only exchange the old notes so tendered after it confirms their book-entry transfer into the exchange agent's account, and receives an agent's message and any other documents required by the transmittal letter in a timely manner.

     The term "agent's message" means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

     - The Depository Trust Company has received an express acknowledgment from a participant tendering old notes stating the aggregate principal amount of old notes that have been tendered by such participant;

     - the participant has received the transmittal letter and agrees to be bound by its terms; and

     -  we may enforce this agreement against the participant.

     Although you may deliver old notes through The Depository Trust Company into the exchange agent's account at The Depository Trust Company, you must provide the exchange agent a completed and executed transmittal letter with any required signature guarantee -- or an agent's message in lieu thereof -- and all other required documents before the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the transmittal letter -- or an agent's message in lieu thereof -- to the exchange agent within the time period provided. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and (1) you cannot deliver the transmittal letter or any other required documents to the exchange agent before the expiration date or (2) you cannot complete the procedure for book-entry transfer on a timely basis, you may instead effect a tender if:

     -  you make the tender through an eligible guarantor institution;

     - before the expiration date, the exchange agent receives from the eligible guarantor institution,

             (a) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, specifying the name and address of the holder and the principal amount of the old notes tendered, stating that the tender is being made, and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the old notes will be tendered,

             (b) a properly completed and duly executed transmittal letter or a confirmation of a book-entry transfer into the exchange agent's account at The Depository Trust Company, and

             (c) an agent's message and any other documents required by the transmittal letter,
        will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives the old notes and transmittal letter or confirmation of a book-entry transfer into its account at The Depository Trust Company and an agent's message and all other documents required by the transmittal letter within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw any old notes that you tender at any time before 5:00 p.m., New York City time, on the expiration date. To do so, you must provide the exchange agent with a written or facsimile transmission notice of withdrawal before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - identify the old notes to be withdrawn, including the principal amount of the old notes and the name and number of the account at The Depository Trust Company to be credited; and

     - be signed by you in the same manner as the original signature on your transmittal letter, including any required signature guarantee, or be accompanied by transfer documents sufficient to permit the registrar to register the transfer of the withdrawn old notes into your name.

     Our determination shall be final and binding on all parties. We will not deem any old notes so withdrawn to be validly tendered for purposes of the exchange offer and will not issue new notes with respect to them unless the holder of these old notes validly retenders them. You may retender withdrawn old notes by following one of the procedures described above under " -- Procedures for Tendering" at any time before the expiration date.

DETERMINATION OF VALIDITY

     We will determine all questions as to the validity, form, eligibility -- including time of receipt -- acceptance and withdrawal of the tendered old notes, and will interpret the terms and conditions of the exchange offer -- including any instructions in the transmittal letter -- in our sole discretion. Our determination will be final and binding. We may reject any and all old notes that are not properly tendered or any old notes that, in the opinion of our counsel, we cannot lawfully accept. We also may waive any irregularities or conditions of tender as to particular old notes. Unless we waive them, you must cure any defects or irregularities in your tender of old notes within such time as we shall determine.

     Although we intend to notify tendering holders of defects or irregularities with respect to tenders of old notes, neither we nor anyone else has any duty to do so. Neither we nor anyone else will incur any liability for failure to notify you of these defects or irregularities. Your old notes will not be deemed tendered until you have cured or we have waived any irregularities. As soon as practicable following the expiration date, the exchange agent will return any old notes that we reject due to improper tender or otherwise unless you cured all defects or irregularities or we waive them.

     We reserve the right in our sole discretion:

     - to purchase or make offers for any old notes that remain outstanding after the expiration date;

     - to terminate the exchange offer, as set forth in "-- Conditions of the Exchange Offer;" and

     - to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to issue new notes for, any old notes, and we may terminate or amend the exchange offer as provided in this prospectus before we accept old notes.

     If we reasonably determine that we cannot lawfully complete the exchange offer we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders; or

     - extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes. See " -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes that have been validly tendered and not withdrawn, and will issue the applicable new notes in exchange for such old notes promptly after our acceptance of such old notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes for exchange when, as, and if we have given written notice of such acceptance to the exchange agent.

     For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. The new notes will bear interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from April 25, 2001. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from April 25, 2001. Old notes accepted for exchange will cease to accrue interest from and after the date we accept them for exchange. You will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date if the record date occurs on or after date on which we accept the old notes for exchange and you will be deemed to have waived your rights to receive the accrued interest on the old notes.

     If we do not accept any tendered old notes for any reason or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old notes at our expense or, if the old notes were tendered by book-entry transfer, the exchange agent will credit the non-exchanged old notes to an account maintained with the book-entry transfer facility. In either case, these old notes will be returned promptly after the expiration or termination of the exchange offer.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the terms of the exchange and registration rights agreement, we agreed to use our best efforts to complete the exchange offer and issue the new notes in exchange for the old notes. The following description is a summary of the material provisions of the exchange and registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the exchange and registration rights agreement.

     If

     - we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the Securities and Exchange Commission;

     - for any other reason we do not consummate the exchange offer within 150 days after we issued the old notes;

     - we do not exchange any old notes validly tendered pursuant to the exchange offer for new notes within 10 days after we accepted them in the exchange offer;

     - any initial purchaser so requests with respect to old notes held by the initial purchasers that are not eligible to be exchanged for new notes in the exchange offer;

     - any applicable law or interpretation does not permit any holder of old notes to participate in the exchange offer; or

     - any holder of old notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered old notes,

then we will file with the Securities and Exchange Commission as promptly as practicable, but in no event more than 20 business days after so required or requested, a shelf registration statement to cover resales of Transfer Restricted Securities by those holders who provide the information required for the shelf registration statement.

     We will use our commercially reasonable efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Securities and Exchange Commission as promptly as practicable after it is filed. Unless the exchange offer would not be permitted by policy of the Securities and Exchange Commission, we will commence the exchange offer and will use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event before 150 days after the date we issued the old notes. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of two years after the date we issued the old notes or the date all Transfer Restricted Securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

     The occurrence of any of the following events is a registration default:

     - the exchange offer registration statement is not filed with the Securities and Exchange Commission on or before 60 days after the date of issuance of the notes or the shelf registration statement is not filed with the Securities and Exchange Commission on or before the shelf filing date;

     - the exchange offer registration statement is not declared effective within 120 days after the date we issued the old notes or the shelf registration statement is not declared effective within 90 days after the shelf filing date;

     - the exchange offer is not consummated on or before 150 days after the date we issued the old notes; or

     - the shelf registration statement is declared effective within 90 days after the shelf filing date but thereafter ceases to be effective, at any time that we and our subsidiary guarantors are obligated to maintain its effectiveness, without being succeeded within 30 days by an additional registration statement filed and declared effective.

If a registration default occurs, we and our subsidiary guarantors will be obligated to pay additional interest to each holder of Transfer Restricted Securities, during the period of one or more registration defaults, in an amount equal to $0.05 per week per $1,000 principal amount of the old notes constituting Transfer Restricted Securities held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated, or the shelf registration statement is declared effective or again becomes effective, as the case may be. This rate will be increased by an additional $0.05 per week per $1,000 principal amount of the old notes for each 90 day period that any additional interest described in this paragraph continues to accrue. However, the rate for additional interest will not exceed $0.15 per week per $1,000 principal amount of old notes. All accrued additional interest will be paid to holders in the same manner as interest payments on the old notes on semi-annual payment dates that correspond to interest payment dates for the old notes. Additional interest only accrues during a registration default.

     The exchange and registration rights agreement also provides that we will:

     - make available, for a period of 180 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any new notes; and

     - pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the old notes, and will indemnify certain holders of the old notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act.

A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including indemnification rights and obligations.

     You will be required to deliver information to be used in connection with the shelf registration statement in order to have your old notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. If you sell old notes pursuant to the shelf registration statement you generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. You will also be subject to civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the exchange and registration rights agreement that apply to you, including indemnification obligations.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture. You should send all executed transmittal letters to the exchange agent and direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the transmittal letters as follows:

                      THE BANK OF NEW YORK, EXCHANGE AGENT

By Registered or Certified Mail:               The Bank of New York
                                               Reorganization Unit
                                               101 Barclay Street, 7 East
                                               New York, NY 10286
                                               Attn: Mr. Santino Ginocchietti
By Hand or Overnight Delivery:                 The Bank of New York
                                               101 Barclay Street
                                               Corporate Trust Services Window
                                               New York, NY 10286
                                               Attn: Reorganization Section/Mr. Santino
                                               Ginocchietti
By Facsimile for Eligible Institutions:        (212) 815-6339
For Information:                               (212) 815-6331

     IF YOU DELIVER THE TRANSMITTAL LETTER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, YOUR DELIVERY OR INSTRUCTIONS WILL NOT BE EFFECTIVE.

FEES AND EXPENSES

     We will bear all expenses of the exchange offer. We are making the principal solicitation pursuant to the exchange offer by mail. Our officers and employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

TRANSFER TAXES

     We will pay any transfer taxes applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any of these transfer taxes -- whether imposed on you or any other person -- will be payable by you.

     For example, you will pay transfer taxes, if:

     - new notes for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered; or

     - tendered old notes are registered in the name of any person other than the person signing the transmittal letter.

     If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your transmittal letter, we will bill you for the amount of these transfer taxes directly.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will capitalize the expenses of the exchange offer or debt issuance costs for accounting purposes. We will classify these expenses as prepaid expenses and include them in other assets on our balance sheet. We will amortize these expenses on a straight line basis over the life of the new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes pursuant to the exchange offer, you will continue to be subject to the transfer restrictions of your old notes. The old notes were originally issued in a transaction exempt from registration under the Securities Act, and may be offered, sold, pledged, or otherwise transferred only:

     - in the United States to a person whom the seller reasonably believes is a qualified institutional buyer as defined in Rule 144A under the Securities Act;

     - outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

     -  pursuant to an effective registration statement under the Securities
        Act.

     The offer, sale, pledge or other transfer of old notes must also be made in accordance with any applicable securities laws of any state of the United States, and the seller must notify any purchaser of the old notes of the restrictions on transfer described above. We do not currently anticipate that we will register the old notes under the Securities Act.

APPRAISAL OR DISSENTERS' RIGHTS

     You will not have appraisal or dissenters' rights in connection with the exchange offer.

                                 THE NEW NOTES

     We will issue the new notes under an existing indenture dated as of April 25, 2001 between us and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following describes some general terms and provisions of the new notes, which are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the old notes, do not apply to the new notes. The new notes will be a separate series of securities under the indenture.

     This description of new notes is intended to be a useful overview of the material provisions of the notes and the indenture. Since this description is only a summary, you should refer to the indenture and the notes for a complete description of our obligations and your rights.

     For purposes of this description, references to "Beverly Enterprises," "we," "our," and "us" refer only to Beverly Enterprises, Inc. and not to our subsidiaries. For the purposes of this section, the term "notes" will refer to the new notes.

GENERAL

THE NOTES

     The notes:

     -  are our general unsecured, senior obligations;

     -  are limited to an aggregate principal amount of $200.0 million;

     -  mature on April 15, 2009;

     - will be issued in denominations of $1,000 and integral multiples of $1,000;

     - will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-Entry, Delivery and Form"; and

     - rank equally in right of payment to any of our future unsecured senior debt.

INTEREST

     Interest on the notes will be computed semi-annually and:

     -  accrue at the rate of 9 5/8% per year;

     - accrue from April 25, 2001, or the most recent interest payment date on which interest has been paid;

     - be payable in cash semi-annually in arrears on April 15 and October 15, with the first payment on October 15, 2001;

     - be payable to the holders of record on the April 1 and October 1 immediately preceding the related interest payment dates; and

     - be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYMENTS ON THE NOTES; PAYING AGENT AND REGISTRAR

     We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by us in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the registrar's books; provided that if you have given wire transfer instructions to the paying agent on or before the relevant record date, then your interest payment will be made by wire transfer of immediately available funds to the account specified in your instructions. We have initially designated The Bank of New York as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to you, and we may act as paying agent or registrar.

     We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of the global notes.

OPTIONAL REDEMPTION

     We may redeem the notes, at our option, in whole at any time or in part from time to time, on at least 30 days, but not more than 60 days' prior notice mailed to the registered address of each holder of notes to be so redeemed, at a redemption price equal to the greater of

          (1) 100% of their principal amount plus accrued but unpaid interest to the date of redemption, or

          (2) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity, except for currently accrued but unpaid interest, discounted to the date of redemption, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points, plus

             (B) accrued but unpaid interest to the date of redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of the Holders", we are not required to make mandatory redemption payments or sinking fund payments for the notes.

REPURCHASE AT THE OPTION OF THE HOLDERS

  Change of Control

     The indenture provides that, if a Change of Control occurs, you will have the right to require us to offer to repurchase all or any part of your notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. We will only redeem notes in a amount of $1,000 or an integral multiple of $1,000.

     Within 45 days following any Change of Control, we will, or we will direct the trustee to, mail a notice (the "Change of Control Offer") to each registered holder with a copy to the trustee stating:

          (1) that a Change of Control has occurred and that you have the right to require us to purchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date (the "Change of Control Payment");

          (2) the repurchase date, which will not be earlier than 30 days from the date such notice is mailed, or later than 90 days from the date the Change of Control occurred (the "Change of Control Payment Date");

          (3) that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture; and

          (4) the procedures determined by us, consistent with the indenture, that you must follow to have your notes repurchased.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all notes or portions of notes in integral multiples of $1,000 properly tendered and not withdrawn under the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment for all notes or portions of notes so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for the notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

     The Change of Control provisions described above will apply whether or not any other provisions of the indenture apply. If we fail to comply with the provisions of the four preceding paragraphs, our failure will constitute an Event of Default. Except as described above for a Change of Control, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations that apply to the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of the conflict.

     The terms of substantially all of our Debt Instruments require that we repay or refinance our indebtedness under them in the event of a change of control, as defined in those Debt Instruments. If one or more of the change of control provisions in our other Debt Instruments is triggered before a Change of Control occurs, then we will have to repay or refinance the triggered Debt Instrument(s) before we repurchase any notes. As such, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance those Debt Instruments or obtain waivers from our creditors under those Debt Instruments. We can not assure you that we will have the financial resources to repurchase the notes in the event of a Change of Control. See "Description of Certain Indebtedness."

  Asset Sales

     The indenture provides that we will not, and will not permit any of our Subsidiaries to, consummate an Asset Sale unless:

          (1) we (or the Subsidiary, as the case may be) receive consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor that we or such Subsidiary receive is in the form of cash or Cash Equivalents, provided that for purposes of this provision,

             (A) the amount of:

                (i) any of our or such Subsidiary's liabilities (as shown on our or such Subsidiary's most recent balance sheet or in the notes thereto), other than liabilities that are by their terms subordinated to the notes or the Guarantees, that are assumed by the transferee of any such assets, and

                (ii) any securities or other obligations that we or such Subsidiary receive from such transferee that we or such Subsidiary immediately convert into cash or Cash Equivalents (or as to which we or such Subsidiary have received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash or Cash Equivalents within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash or Cash Equivalents within such 90-day period)

           will be deemed to be cash or Cash Equivalents (but shall not be deemed to be Net Proceeds for purposes of the following provisions until reduced to cash or Cash Equivalents), and

             (B) the fair market value of any Non-Cash Consideration that we or a Subsidiary receive in any Non-Qualified Asset Sale shall be deemed to be cash to the extent that the aggregate fair market value (as conclusively determined by resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) of all Non-Cash Consideration (measured at the time received and without giving effect to any subsequent changes in value) received by the Company or any of its Subsidiaries since the date of the indenture in all Non-Qualified Asset Sales does not exceed 6% of our Stockholders' Equity as of the date of such consummation. Notwithstanding the foregoing, to the extent we or any of our Subsidiaries receives Non-Cash Consideration as proceeds of an Asset Sale, such Non-Cash Consideration shall be deemed to be Net Proceeds for purposes of (and shall be applied in accordance with) the following provisions when the Company or such Subsidiary receives cash or Cash Equivalents from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such Non-Cash Consideration.

     Pursuant to the indenture, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Subsidiary may apply such Net
Proceeds:

          (1) to purchase one or more Nursing Facilities or Related Businesses and/or a controlling interest in the Capital Stock of a Person owning one or more Nursing Facilities and/or one or more Related Businesses,

          (2) to make a capital expenditure or to acquire other tangible assets, in each case, that are used or useful in any business in which we are permitted to be engaged pursuant to the covenant described below under the caption "-- Certain Covenants -- Limitation on Business Activities," or

          (3) to permanently reduce our or our Subsidiaries' Indebtedness (other than Subordinated Indebtedness).

Pending the final application of any such Net Proceeds, we or such Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, we will be required to make an offer to all holders of notes and holders of any of our other Indebtedness ranking on a parity with the notes from time to time outstanding with similar provisions that require us to make an offer to purchase or to redeem such Indebtedness with the proceeds from any Asset Sales, pro rata in proportion to the respective principal amounts of notes and such other Indebtedness then outstanding (a "Senior Asset Sale Offer") to purchase the maximum principal amount of the notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of notes and such other Indebtedness tendered pursuant to a Senior Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes not prohibited at the time under the indenture. If the aggregate principal amount of notes and such other Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of a Senior Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution on account of the Equity Interests of the Company or any of its Subsidiaries (other than (x) dividends or distributions payable in Qualified Equity Interests of the Company, (y) dividends or distributions payable to the Company or any Subsidiary of the Company, and (z) dividends or distributions by any Subsidiary of the Company payable to all holders of a class of Equity Interests of such Subsidiary on a pro rata basis);

          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries;

          (3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at the original final maturity date thereof; or

          (4) make any Restricted Investment,

all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash or Cash Equivalents, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the Reference Period immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after December 31, 1995 (excluding Restricted Payments permitted by clauses (1), (2), (3) and (4) of the next succeeding paragraph), is less than the sum (without duplication) of:

             (A) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing after December 31, 1995 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

             (B) 100% of the aggregate net cash proceeds that we receive from the issue or sale (other than to one of our Subsidiaries) since December 31, 1995 of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus

             (C) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (net of taxes and the cost of disposition, if any) or (ii) the initial amount of such Restricted Investment, plus

             (D) $20.0 million.

     The foregoing provisions will not prohibit the following Restricted
Payments:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have otherwise complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

          (3) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to one of our Subsidiaries) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph; and

          (4) any purchase or defeasance of Subordinated Indebtedness to the extent required upon a change of control or asset sale (as defined therein) by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, but only if we (A) in the case of a Change of Control, have complied with our obligations under the provisions described under the covenant entitled "Repurchase at the Option of the Holders -- Change of Control" or (B) in the case of an Asset Sale, have applied the Net Proceeds from such Asset Sale in accordance with the provisions under the covenant entitled "Repurchase at the Option of the Holders -- Asset Sales;"

provided, however, in the case of each of clauses (1), (2), (3) and (4) of this paragraph, no Default or Event of Default shall have occurred or be continuing at the time of such Restricted Payment or would occur as a consequence thereof.

     Not later than the date of making any Restricted Payment, we shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the indenture any Indebtedness (including Acquired Debt) and we will not permit any of our Subsidiaries, to issue any shares of preferred stock; provided, however, that we and our Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Reference Period immediately preceding the date on which such additional Indebtedness is incurred would have been at least
2.5 to 1, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such Reference Period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued.

     The foregoing provisions do not apply to:

          (1) the incurrence by the Company or any of its Subsidiaries of Indebtedness pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential reimbursement obligation of the Company or any Subsidiary with respect thereto) not to exceed an amount equal to $175.0 million;

          (2) the incurrence by the Company and the guarantors of Indebtedness represented by the notes offered hereby and the related exchange notes and any guarantees thereof;

          (3) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred (including, without limitation, Existing Indebtedness);

          (4) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; provided that in the case of such Indebtedness of the Company, such obligations shall be unsecured;

          (5) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness or the amount of such receivable or liability to which such Hedging Obligation relates;

          (6) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by performance bonds, warranty or contractual service obligations, standby letters of credit or appeal bonds, in each case to the extent incurred in the ordinary course of business of the Company or such Subsidiary;

          (7) the incurrence by Receivables Subsidiaries of Indebtedness not to exceed $100.0 million in the aggregate at any time outstanding, provided that

             (x) the Company has received customary legal or accounting opinions (or advice from a nationally recognized rating agency) that such Receivables Subsidiary is "bankruptcy remote" or otherwise would not be consolidated with the Company in a bankruptcy proceeding and that the sale of receivables to such Receivables Subsidiary qualify as a "true sale" and

             (y) such Indebtedness is otherwise non-recourse to the assets of the Company and its Subsidiaries other than a Receivables Subsidiary; and

          (8) the incurrence by the Company or any of its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $100.0 million.

     For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this covenant,

          (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by the second paragraph of this covenant, the Company shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the categories of permitted Indebtedness described above, and

          (2) the outstanding principal amount on any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness on such date.

  Limitation on Liens

     The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

  Dividend and other Payment Restrictions Affecting Subsidiaries

     The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary, other than a Receivables Subsidiary, to:

          (1) (A) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

             (B) pay any Indebtedness owed to the Company or any of its Subsidiaries,

          (2) make loans or advances to the Company or any of its Subsidiaries, or

          (3) transfer any of its properties or assets to the Company or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (1) existing Indebtedness as in effect on the date of the indenture,

          (2) the indenture,

          (3) applicable law,

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or in violation of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the indenture except to the extent that such Consolidated Cash Flow would be permitted to be dividended to the Company without the prior consent or approval of any third party,

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business,

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) in the preceding paragraph on the property so acquired,

          (7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or

          (8) the Credit Agreement and related documentation as the same is in effect on the date of the indenture and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Credit Agreement and related documentation as in effect on the date of the indenture.

Nothing contained in this "Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant shall prevent us or any of our Subsidiaries from creating, incurring, assuming or suffering to exist any Permitted Liens or entering into agreements in connection therewith that impose restrictions on the transfer or disposition of the property or assets subject to such Permitted Liens.

  Limitation on Business Activities

     The indenture provides that we will not, and we will not permit any of our Subsidiaries to, engage to any material extent in any business other than the ownership, operation and management of Nursing Facilities and Related Businesses.

  Merger, Consolidation or Sale of Assets

     The indenture provides that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

          (1) we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) we or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made

             (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction and

             (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the Reference Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Prior to the consummation of the proposed transaction, we will deliver to the trustee, an Officers' Certificate covering clauses (1) through (4) above and an Opinion of Counsel covering clauses (1) and (2) above, and each stating that the proposed transaction and such supplemental indenture comply with the indenture. The trustee shall be entitled to conclusively rely upon such Officers' Certification and Opinion of Counsel.

  Transactions with Affiliates

     The indenture provides that neither we nor any of our Subsidiaries will sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and

          (2) we deliver to the trustee

             (A) with respect to an Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and

             (B) with respect to an Affiliate Transaction involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that

                (i) transactions or payments pursuant to any employment arrangements, director or officer indemnification agreements or employee or director benefit plans entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary,

                (ii) transactions between or among the Company and/or its Subsidiaries and

                (iii) Restricted Payments permitted by the provisions of the indenture described above under the caption "-- Restricted Payments," in each case, shall not be deemed to be Affiliate Transactions.

  Future Guarantors and Release of Guarantors

     The indenture provides that any of our existing or future subsidiaries will be a guarantor of the notes, on a senior unsecured basis, on substantially the same terms as the existing guarantors, subject to certain exceptions, including that no Receivables Subsidiary will be required to be guarantors. Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a guarantor (or all of its assets) to an entity which is not our Subsidiary, or upon the dissolution of any guarantors which sale, disposition or dissolution is otherwise in compliance with the indenture, such guarantor shall be deemed released from its obligations under its Guarantee of the notes; provided, however, that any such termination shall occur only to the extent that all obligations of such guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any of our Indebtedness shall also terminate upon such sale, disposition or dissolution.

  Reports

     The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the trustee, within 15 days after we file or would have been required to file, all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 1O-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

          (1) default for 30 days in the payment, when due, of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes, at maturity or otherwise;

          (3) failure by the Company or any guarantor to comply with the provisions described under the caption " -- Repurchase at the Option of Holders -- Change of Control" or " -- Repurchase at the Option of Holders -- Asset Sales";

          (4) failure by the Company or any guarantor for 30 days after notice to comply with the provisions described under the caption "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (5) failure by the Company or any guarantor for 60 days after notice to comply with any of its agreements in the indenture or the notes;

          (6) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee exists on the date of the indenture or is thereafter created, which default (A) constitutes a Payment Default or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates in excess of $20.0 million;

          (7) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million entered by a court or courts of competent jurisdiction against the Company or such Significant Subsidiaries, which judgments are not paid, discharged or stayed for a period of 60 days;

          (8) any Guarantee shall cease for any reason not permitted by the indenture to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (9) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     A Default under clause (4) or (5) is not an Event of Default until the trustee notifies the Company in writing, or the holders of at least 25% in aggregate principal amount of the then outstanding notes notify the Company and the trustee in writing, of the Default and the Company does not cure the Default within 30 days, with respect to a Default under clause (4), or 60 days with respect to a Default under clause (5), after receipt of such notice. The written notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

     If any Event of Default occurs and is continuing (other than an Event of Default with respect to (9) above), the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee on behalf of the holders of all of the notes, may waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations and the obligations of our guarantors discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below,

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith, and

          (4) the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of our guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding notes on the Maturity Date;

          (2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States confirming that:

             (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or

             (B) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States confirming that the holders of such outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit);

          (6) we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we must deliver to the trustee an Officers' Certificate stating that we did not make the deposit with the intent of preferring the holders of such notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (8) we must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS OR STOCKHOLDERS

     None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for such notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver,

          (2) reduce the principal of or change the fixed maturity of any note,

          (3) reduce the rate of or change the time for payment of interest on any note,

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the Payment Default that resulted from such acceleration),

          (5) make any note payable in money other than that stated in the notes,

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes, or

          (7) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, we, our guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency,

          (2) to provide for uncertificated notes in addition to or in place of certificated notes,

          (3) to provide for additional guarantors of the notes or the release, in accordance with the indenture, of any guarantor,

          (4) to provide for the assumption of our or any guarantor's obligations to holders of notes in the case of a merger, consolidation or sale of assets,

          (5) to provide for additional guarantors of the notes,

          (6) to evidence the release of any guarantor in accordance with the provisions of the indenture,

          (7) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder,

          (8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

          (9) to evidence and provide for the acceptance of the appointment of a successor trustee with respect to the Securities, or

          (10) in any other case, pursuant to the provisions of the indenture, where a supplemental indenture is required or permitted to be entered into without the consent of any holder of notes.

CONCERNING THE TRUSTEE

     The indenture will contain certain limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Bank of New York, an affiliate of BNY Capital Markets, Inc., is the trustee, registrar and paying agent under the indenture.

     An affiliate of the trustee, BNY Capital Markets, Inc., was an initial purchaser of the old notes. BNY Capital Markets, Inc. is also a lender under our senior secured credit facility.

     If an event of default (or an event that would be an event of default if the requirements for giving us notice of default or our default having to exist for a specific period of time were disregarded) occurs, the trustee may be considered to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act. In that case, the trustee may be required to resign as trustee under the indenture and we would be required to appoint a successor trustee.

GOVERNING LAW

     The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The net proceeds of the old notes were used to refinance and permanently reduce our commitment under our old $375.0 million senior secured credit facility.

     New Senior Secured Credit Facility. Simultaneously with the offering of the old notes, we entered into a new $150.0 million senior secured credit facility of which $75.0 million will be available for letters of credit. Borrowings under our new senior secured credit facility will bear interest according to a pricing schedule based on our financial leverage and will bear an initial interest rate of adjusted LIBOR plus 2.875%, the Base Rate plus 1.875% or the adjusted CD rate, each as defined, plus 3.000% at our option. Such spreads may be adjusted quarterly based on certain financial ratio calculations. Our new senior secured credit facility is secured by certain of our real and personal property (but not our receivables), stock of certain of our subsidiaries and is guaranteed by substantially all of our present and future subsidiaries and imposes on us certain financial tests and restrictive covenants, and maintenance tests.

     Senior Notes. We have $180.0 million of 9% Senior Notes due February 15, 2006 (the "Senior Notes") which were sold through a public offering. The Senior Notes are unsecured obligations and guaranteed by the same subsidiaries that will guarantee these notes and impose on us certain restrictive covenants that are substantially similar to those to be contained in the notes offered hereby.

     The Senior Notes are redeemable at our option in whole or in part, at any time at the following redemption prices (expressed as percentages at the principal amount) if redeemed during the 12-month period commencing February 15 of the years indicated below, in each case, together with accrued and unpaid interest thereon to the redemption date:

YEAR                                                          PERCENTAGE
----                                                          ----------
2001........................................................    104.5%
2002........................................................    103.0%
2003........................................................    101.5%
2004 and thereafter.........................................    100.0%

     Upon the occurrence of a change of control each holder of the Senior Notes will have the right to require us to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. In certain circumstances, we may be required to offer to redeem the Senior Notes from excess proceeds from asset sales. We are not otherwise required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.

     7% Note. We issued a $65.0 million 7% note to A.I. Credit Corp. of which $32.5 million is currently outstanding and is due in installments through January 2002. This Note is secured by a surety bond.

     Medium Term Notes. Our subsidiary, Beverly Funding Corporation, has outstanding $70,000,000 of Medium Term Notes due March 2005. The Medium Term Notes are collateralized by patient accounts receivable, which are sold, from time to time, by one of our subsidiaries to Beverly Funding Corporation. Under applicable accounting rules, Beverly Funding Corporation is not consolidated in our financial statements. At December 31, 2000, Beverly Funding Corporation had total assets of approximately $110,000,000. Beverly Funding Corporation is required to maintain receivables and certain other liquid assets based upon the amount of the then outstanding Medium Term Notes. We service and administer the receivables sold by us to Beverly Funding Corporation.

     The Medium Term Notes bear interest at LIBOR plus 0.70%. We are not otherwise required to make any mandatory redemption or sinking fund payments with respect to the Medium Term Notes.

     Other Indebtedness. Our subsidiaries have tax-exempt industrial development revenue bonds outstanding which were originally issued prior to 1986 primarily for the construction or acquisition of nursing facilities. In addition, our subsidiaries, have various mortgage financings. We also have other debt obligations with respect to the OIG Settlement and patient care liability claims. See Notes 6 and 7 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material federal income tax considerations relevant to the exchange of old notes for new notes pursuant to the exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect your notes. We have not and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. We cannot assure you that the Internal Revenue Service will not take positions concerning tax consequences of the exchange offer which are different from those discussed below. This discussion does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. This discussion also does not address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a straddle, hedge or conversion transaction, persons that have a functional currency other than the United States dollar, and investors in pass-through entities.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for federal income tax purposes. You will have a tax basis in the new notes equal to your tax basis in the old notes exchanged therefor and your holding period for the new notes will include your holding period for the old notes exchanged therefor. Accordingly, the exchange should have no material federal income tax consequences to you.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of

          (1) 180 days after the date of this prospectus or

          (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities,

we will make available and provide promptly upon reasonable request this prospectus, in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale.

     We will receive no proceeds in connection with the exchange offer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices.

     A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by these persons may be underwriting compensation under the Securities Act. The transmittal letter states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be considered to admit that it is an underwriter.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the exchange and registration rights agreement and will indemnify the holders of Transfer Restricted Securities, including any broker-dealers, and certain parties related to such holders, against certain liabilities including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes will be passed upon for us by Latham & Watkins, Chicago, Illinois, and certain other matters will be passed on for us by Douglas J. Babb, Esq. our Executive Vice President -- Law and Government Relations and Secretary of the Company.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    GLOSSARY

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback or by merger or consolidation) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $10.0 million or (b) for net proceeds in excess of $10.0 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary, (b) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary, (c) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" and (d) a Nursing Facility Swap will not be deemed to be an Asset Sale.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances (or, with respect to foreign banks, similar instruments) with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above,

(v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition, and
(vi) investments in money market funds which invest substantially all their assets in securities of the types described in the foregoing clauses (i) through
(v).

     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group (as such term is used in Sections l3(d)(3) and l4(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire notes tendered upon the occurrence of a Change of Control.

     "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "COMPARABLE TREASURY PRICE" means, with respect to any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, (i) as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York or published on the website of the Federal Reserve Bank of New York at http://www.ny.frb.org and designated "Composite 3:30 p.m. Quotations for the U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (ii) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus (iii) depreciation and amortization (including amortization of goodwill and other intangibles) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, plus
(iv) other non-cash items of such Person and its Subsidiaries for such period to the extent such non-cash items were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of, and the other non-cash items of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided that, (i) the Net Income, if positive, of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income, if positive, of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Redeemable Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CREDIT AGREEMENT" means a credit agreement providing for revolving or term loans and other extensions of credit to the Company and its Subsidiaries.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING COLLATERAL" means property or assets of the Company or its Subsidiaries (other than any Receivables Subsidiary) that are, or since the date of the original issuance of the 9% Senior Notes of the Company due 2006, subject to one or more Permitted Liens.

     "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture until such amounts are repaid.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable Reference Period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period and (ii) the Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded.

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) interest actually paid by such Person or any of its Subsidiaries under any guarantee of Indebtedness or other obligation of any other Person and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided, however, in the event that any cash dividend payment is deductible for federal, state and/or local tax purposes, the amount of the tax deduction relating to such cash dividend payment for such period shall be subtracted from the Fixed Charges for such Person for such period.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

     "INDEBTEDNESS" means, with respect to any Person, (i) any Redeemable Stock of such Person, (ii) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (iii) all indebtedness of any other Person secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and,
(iv) to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     "INDEPENDENT INVESTMENT BANKER" means the Reference Treasury Dealer appointed by the trustee after consultation with the Company.

     "INVESTMENT" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant described under the caption "-- Certain Covenants --

Incurrence of Indebtedness and Issuance of Preferred Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; provided, however, Investments shall not be deemed to include extensions of trade credit by such Person or any of its Subsidiaries on commercially reasonable terms in accordance with normal trade practices of such Person or such Subsidiary, as the case may be.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, and before any reduction in respect of preferred stock dividends, excluding, however, the effect of any extraordinary or other material non-recurring gain or loss outside the ordinary course of business, together with any related provision for taxes on such extraordinary or other material non-recurring gain or loss.

     "NET PROCEEDS" means the aggregate cash or Cash Equivalent proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any other expenses incurred or to be incurred by the Company or a Subsidiary as a direct result of the sale of such assets (including, without limitation, severance, relocation, lease termination and other similar expenses), taxes actually paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than Subordinated Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-CASH CONSIDERATION" means any non-cash or non-Cash Equivalent consideration received by the Company or a Subsidiary of the Company in connection with an Asset Sale and any non-cash or non-Cash Equivalent consideration received by the Company or any of its Subsidiaries upon disposition thereof.

     "NON-QUALIFIED ASSET SALE" means an Asset Sale in which the Non-Cash Consideration received by the Company or its Subsidiaries exceeds 25% of the total consideration received in connection with such Asset Sale calculated in accordance with clause (x), but not clause (y), of the proviso to the first sentence under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "NURSING FACILITY" means a nursing facility, hospital, outpatient clinic, assisted living center, hospice, long-term care facility or other facility that is used or useful in the provision of health care services.

     "NURSING FACILITY SWAP" means an exchange of assets by the Company or one or more Subsidiaries of the Company for one or more Nursing Facilities and/or one or more Related Businesses or for the Capital Stock of any Person owning one or more Nursing Facilities and/or one or more Related Businesses.

     "OBLIGATIONS" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PAYMENT DEFAULT" means any failure to pay any scheduled installment of principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

     "PERMITTED LIENS" means (i) Liens in favor of the Company; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or that becomes a Subsidiary of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens (I) existing on the date of the indenture under which the notes are to be issued to the extent that such Liens secure Indebtedness outstanding on the date of the indenture, (II) secured Indebtedness under clause (i) of the second paragraph of "Incurrence of Indebtedness and Issuance of Preferred Stock" or (III) on property or assets that were subject to a Lien on the date of the indenture that secure indebtedness permitted by the indenture under which the notes are to be issued; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture and that was incurred in accordance with the provisions of the indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than assets or property securing the Indebtedness so refinanced or Substitute Mortgage Collateral therefor; (viii) Liens on Substitute Mortgage Collateral; (ix) Purchase Money Liens; (x) Liens on Medicare, Medicaid or other patient accounts receivable of the Company or its Subsidiaries and any other Liens granted by a Receivables Subsidiary, in each case in connection with a Receivables Financing; provided that the aggregate principal or redemption amount of Receivables Financing outstanding shall not exceed 50% of the net amount of the uncollected Medicare, Medicaid or other patient accounts receivable then owing to the Company or its Subsidiaries; (xi) Liens on real estate and related personal property with a fair market value not in excess of 50% of the fair market value of any Existing Collateral which has become free and clear of all Liens securing Indebtedness since the date of original issuance of the 9% Senior Notes of the Company due 2006; (xii) Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; (xiii) easements, rights-of-way, zoning restrictions, reservations, encroachments and other similar encumbrances in respect of real property; (xiv) any interest or title of a lessor under any Capitalized Lease Obligation; (xv) Liens upon specific items of inventory or equipment and proceeds of the Company or any subsidiary securing its obligations in respect of bankers' acceptances issued or created for its account (whether or not under the Credit Agreement) to facilitate the purchase, shipment, or storage of such inventory and equipment;
(xvi) Liens securing reimbursement obligations with respect to letters of credit (whether or not issued under the Credit Agreement) otherwise permitted under the indenture and issued in connection with the purchase of inventory or equipment by the Company or any Subsidiary in the ordinary course of business; (xvii) Liens to secure (or encumbering deposits securing) obligations arising from warranty or contractual service obligations of the Company or any Subsidiary, including rights of offset and set-off; (xviii) Liens securing Acquired Debt or acquisition Indebtedness otherwise permitted by the indenture; provided that (A) the Indebtedness secured shall not exceed the fair market value of the assets so acquired (such fair market value to be determined in good faith by the Board of Directors of the Company at the time of such acquisition) and (B) such Indebtedness shall be incurred, and the Lien securing such Indebtedness shall be created, within 12 months after such acquisition; (xix) Liens securing Hedging Obligations agreements relating to Indebtedness otherwise permitted under the indenture; (xx) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to a Default under the indenture; and (xxi) other Liens on assets of the Company or any of its Subsidiaries securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $5.0 million.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Subsidiary that is not a guarantor, such Permitted Refinancing Indebtedness shall only be incurred by such Subsidiary.

     "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition or construction (including in the case of a Capital Lease Obligation, the lease) of any asset or property which is incurred within 180 days of such acquisition or completion of construction (or, if later, commencement of current operations) and is secured only by the assets so financed.

     "PURCHASE MONEY LIEN" means a Lien granted on an asset or property to secure Purchase Money Indebtedness permitted to be incurred under the indenture and incurred solely to finance the acquisition or construction of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition or completion of construction (or, if later, commencement of current operations).

     "QUALIFIED EQUITY INTERESTS" shall mean all Equity Interests of the Company other than Redeemable Stock of the Company.

     "RECEIVABLES FINANCING" means the sale or other disposition of Medicare, Medicaid or other patient accounts receivable of the Company or any of its Subsidiaries to a Receivables Subsidiary followed by a financing transaction in connection with such sale or disposition of such accounts receivable.

     "RECEIVABLES SUBSIDIARY" means a Subsidiary of the Company exclusively engaged in Receivables Financing and activities reasonably related thereto, including Beverly Funding Corporation, a Delaware corporation.

     "REDEEMABLE STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature.

     "REFERENCE PERIOD" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) for which internal financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indenture.

     "REFERENCE TREASURY DEALER" means JPMorgan, a division of Chase Securities Inc., and its successors; provided, however, that if JPMorgan shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefore another Primary Treasury Dealer.

     "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quote in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "RELATED BUSINESS" means the business conducted by the Company and its Subsidiaries as of the date of the indenture and any and all health care service businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses. Without limiting the generality of the foregoing, Related Business shall include the operation of long-term and specialty health care services, skilled nursing care, subacute care, rehabilitation programs, pharmaceutical services, geriatric care and home health care.

     "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than (i) Investments in Cash Equivalents, (ii) Investments in a Subsidiary, (iii) Investments in any Person that as a consequence of such Investment becomes a Subsidiary, (iv) Investments existing on the date of the indenture, (v) accounts receivable, advances, loans, extensions of credit created or acquired in the ordinary course of business, (vi) Investments made as a result of the receipt of Non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of the Holders -- Asset Sales," (vii) Investments made as the result of the guarantee by the Company or any of its Subsidiaries of Indebtedness of a Person or Persons other than the Company or any Subsidiary of the Company that is secured by Liens on assets sold or otherwise disposed of by the Company or such Subsidiary to such Person or Persons; provided, that such Indebtedness was in existence prior to the contemplation of such sale or other disposition and that the terms of such guarantee permit the Company or such Subsidiary to foreclose on the pledged or mortgaged assets if the Company or such Subsidiary are required to perform under such guarantee and (viii) Investments in any Related Business; provided, however, that a merger of another person with or into the Company or a Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is the Company or a direct wholly owned Guarantor.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 or Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the indenture.

     "STOCKHOLDERS' EQUITY" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

     "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or a guarantor that is subordinated in right of payment to the notes or such Subsidiary's Guarantee of the notes, as applicable.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "SUBSTITUTE MORTGAGE COLLATERAL" means real estate and related personal property on which Liens are created in substitution for the release of Liens on other real estate and related personal property ("Initial Liens"); provided that
(i) such Initial Liens were permitted by the terms of the indenture, (ii) the fair market value of the Substitute Mortgage Collateral (as conclusively evidenced by an Officers' Certificate delivered to the trustee within 60 days prior to the date of such substitution of collateral) is substantially equivalent to or less than the fair market value of the property subject to the released Initial Liens and (iii) the Indebtedness secured by the Liens on Substitute Mortgage Collateral is permitted by the terms of the indenture.

     "TREASURY RATE" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity, or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

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     "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

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